EXHIBIT 99.8

CONSULTING AGREEMENT.

B E T W E E N:

BIOSTRATEGIES CONSULTING GROUP INC.
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Consultant”)

-  and  -

SAMUEL ASCULAI
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Principal”)

-  and  -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

made effective March 5, 2013 (the “Effective Date”)

WHEREAS the Corporation is desirous of engaging the services of Consultant;

AND WHEREAS the Principal will provide services to the Corporation on behalf of the Consultant;

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the Consultant’s engagement with the Corporation and certain rights and benefits of the Principal;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1
ENGAGEMENT AND SERVICES

1.01          Engagement. The Corporation hereby engages Consultant to render the consulting services set out in Article 1.03 below, and such other services as may be agreed to in writing between the Corporation and the Consultant from time to time.  Consultant hereby accepts the engagement to provide consulting services to the Corporation on the terms and conditions set forth herein.

1.02          Independent Contractor. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including but not limited to Workers’ Compensation Insurance.

1.03          Consultant will make the Principal available to provide the following services (hereinafter the “Services”) as requested by the Corporation:

A.	overseeing the scientific functions of the Corporation, including basic and applied research projects;

B.	making recommendations on future projects such as new research opportunities or technological ventures;

C.	recruiting qualified researchers, managing personnel and evaluating their performance; and

D.	representing the scientific goals and interests of the Corporation at meetings, conventions and in connection with capital raising efforts.

1.04          The Consultant will ensure the Principal provides thirty five (35) hours of Services per week to the Corporation.

ARTICLE 2
REMUNERATION OF CONSULTANT

2.01           Compensation:  Prior to the Corporation having completed cumulative financings of at least five hundred thousand United States dollars ($500,000) the Consultant will make no charge for services.  Once the Corporation has completed cumulative financings of at least five hundred thousand United States dollars ($500,000), the Consultant’s base compensation shall be increased to five thousand United States dollars (US $5,000) per month.  Once the Corporation has raised an aggregate total of one and a half million United States dollars (US $1,500,000) of financing, the Consultant’s base compensation shall be increased to ten thousand United States dollars (US $10,000) per month.  At all times the Consultant’s compensation shall be at least equivalent to the salary of the Corporation’s highest paid executive.

2.02          Bonus. During the term of this Agreement, the Consultant shall be entitled to receive on a fiscal year basis a cash bonus (the “Bonus”) from the Corporation determined in the discretion of the Board, provided that such bonus shall not be less than two percent (2%) of the Corporation’s EBITDA.

2.03          Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the provision of services, upon production of appropriate receipts and invoices, forthwith after review and approval.

2.04          Stock Option:  At the sole discretion of the Board, the Consultant may be granted options to purchase common shares in the capital of the Corporation in accordance with any Incentive Stock Option Plan, and the current practice of the Corporation with respect to specific terms.  Notwithstanding the foregoing or any other provision of this Agreement, in each year of this Agreement, the Board shall grant to the Consultant at least as many options with at least as favourable an exercise price as are granted to any other person or entity (together with their affiliates) in each year.

2.05          Review. The Consultant’s base compensation will be reviewed by the Board on an annual basis, and may, in the sole discretion of the Board, be increased.

ARTICLE 3
BENEFITS

3.01          Service Break:  For six weeks each year, the Consulant shall be entitled to a service break (the “Service Break”).  During the Service Break, the Consultant shall not be required to provide any Services to the Corporation. The Corporation shall pay the Consultant’s regular fees during the Service Break. Any Service Break, or portion thereof, not taken by Consultant during any calendar year may be carried forward for up to two (2) calendar years.  In selecting Service Break times the Consultant undertakes to consider the Corporation’s requirements for Consultant’s services.

3.02          Insurance Benefits:  The Principal, shall be entitled to participate in any plan with respect to medical, dental and other benefits established by the Corporation.  The Corporation agrees that the Principal’s benefits pursuant to any such plans shall be paid for by the Corporation to the extent that the Principal so desires.  The Corporation shall include the Principal as an insured under any directors and officers insurance and errors and omissions insurance it procures.

3.03          Life Insurance:  The Principal agrees to co-operate with the Corporation in the event that it wishes to put into place insurance on his life or key-man insurance, provided that any premiums associated with such insurance shall be paid by the Corporation.

3.04          Other Expenses:  The Consultant shall be entitled to reimbursement for all travelling, entertainment and other expenses incurred by the Consultant on behalf of the Corporation in the course of the performance of his duties, upon production of appropriate receipts and invoices, forthwith after review and approval.

3.05          Indemnity: Subject to limitations imposed by law, the Corporation shall indemnify and hold harmless the Consultant and the Principal to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by them in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Consultant or Principal was or is a party or is threatened to be made a party by reason of the fact that the Consultant or Principal is or was an officer, or agent of the Corporation, or by reason of anything done or not done by the Consultant or the Principal in any such capacity or capacities, provided that the Consultant or Principal acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner the Consultant or Principal reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The Corporation also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Consultant or Principal as a result of being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.  The provisions of this Section 3.05 shall survive the termination or expiration of this Agreement.

3.06          Work Location and Facilities:  Notwithstanding any current or future location of the Corporation’s headquarters or facilities, the Consultant may be located and perform his duties on a day to day basis from Toronto, Canada or such other city as the Consultant chooses, provided that Consultant agrees to travel as necessary from time to time to fulfil his duties.  The Corporation shall provide rental office space in downtown Toronto for use by the Principal when providing Services.

ARTICLE 4
TERMINATION OF AGREEMENT

4.01          Termination by Consultant or Corporation: While the Consultant is providing services for no charge he may terminate this Agreement by providing one (1) month’s advance notice in writing to the Corporation.  Once the Consultant begins to receive compensation for services under this Agreement, he may terminate his employment pursuant to this agreement by giving at least six (6) month’s advance notice in writing to the Corporation. The Corporation may terminate this agreement by giving the Consultant at least six (6) month’s advance notice in writing.

4.02          Termination by Corporation:  Upon any termination of this Agreement, other than termination by the Consultant under Article 4.01, including as a result of any proposed or actual bankruptcy or insolvency of the Corporation other than a bankruptcy or insolvency of the Corporation while the Consultant is providing services for no charge, the Corporation shall pay the Consultant all accrued compensation as set out in Article 2 plus a contract termination fee (“Termination Fee”) of twice the Consultant’s then annual remuneration provided the Termination Fee shall be at least two hundred and forty thousand United States dollars ($240,000)..  The Consultant may elect to receive the Termination Fee in (i) one lump sum amount in which event such amount shall be payable within ten (10) business days of termination of this Agreement; or (ii) twenty four (24) equal monthly instalments commencing on the first of the month following the termination of the Agreement.  Upon termination, all of the Consultant’s entitlement to purchase common shares under existing stock options will immediately vest.

4.03          Return of Materials:  Upon termination of this Agreement, the Consultant shall immediately deliver to the Corporation all property of the Corporation in the possession of or directly or indirectly under the control of the Consultant.  The Consultant agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property.

4.04          Intellectual Property:  All intellectual property developed by the Consultant in the course of employment by the Corporation shall remain the property of the Corporation  and the Consultant agrees to assist the Corporation, at the Corporation’s expense, in every way proper to secure the Corporation’s right in such intellectual property.  Notwithstanding the foregoing, Consultant will retain ownership of intellectual property developed by Consultant during the term of this Agreement if developed independent of the services provided hereunder and at Consultant’s own expense without payment from the Corporation.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.01          Confidential Information:  The Consultant hereby agrees to maintain in confidence and not to disclose to any person, corporation, group or organization whatsoever, during the term of this Agreement and for a one year period thereafter, any information respecting the business affairs, prospects, operations or strategic plans respecting the Corporation or its affiliates or subsidiaries gained in the Consultant’s capacity as a consultant to the Corporation or otherwise, and not otherwise publicly available or disclosed.

ARTICLE 6
TERM

6.01          Term: The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of 5 years unless terminated in accordance with the provisions of this Agreement.  At the end of the initial term, this Agreement shall renew for successive two (2) year terms, subject to earlier termination in accordance with the terms of this Agreement, unless the Corporation or the Consultant delivers written notice to the other at least six (6) months prior to the expiration date of the then current term.

ARTICLE 7
MISCELLANEOUS PROVISION

7.01          Amendment and Waiver:  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties from any provision of this Agreement is effective unless it is in writing and signed by the parties and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

7.02          Further Assurances:  The Consultant and the Corporation shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further acts and documents as shall be reasonably required to accomplish the intention of this Agreement.

7.03          Applicable Law and Jurisdiction:  This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Consultant and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

7.04          Other Provisions:  At all times while engaged by the Corporation, the Consultant will at his own expense maintain a valid passport.  The Consultant acknowledges that as a condition of his engagement he will be required to travel to various locations worldwide from time to time to provide Services on behalf of the Corporation.

7.05          Prohibitive Provisions:  In the event that any provision or any part of any provision is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provisions and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof.  All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

7.06          Notice Provisions:

(a)
Except as otherwise expressly provided herein, all notices shall be in writing and either delivered personally or by registered or certified mail, telex, telegram cable or telecopier.  In the case of the Corporation, notice shall be at the Corporation’s office at 100 King Street West, 56th Floor, Toronto, ON M5X 1C9.  In the case of the Consultant, notice shall be delivered to the most current address of his residence the Corporation has on file.

(b)
Any notice that is delivered personally shall be effective when delivered and any notice which is delivered by telex, telecopier, cable or telegram shall be effective on the business day following the day of sending.

(c)	Any notice given by telex, telecopier, cable or telegram shall immediately be confirmed by registered or certified mail.

7.07          Entire Agreement:  This agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject-matter hereof.  This agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject-matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject-matter hereof.

7.08          Independent Legal Advice:  The Consultant acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

7.09          Binding Effect:  This Agreement and all of its provisions shall enure to the benefit of and be binding upon the parties, the successors and assigns of the Corporation and to the heirs, executors and administrators of the Consultant.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered effective as of the date first written above.

SIGNED, SEALED AND DELIVERED	)
)

BIOSTRATEGIES CONSULTING GROUP INC.

Samuel Asculai
President

SAMUEL ASCULAI

Samuel Asculai

ENHANCE SKIN PRODUCTS INC.

Donald Nicholson
President & CEO